Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE is made and entered into this 17th day of January 2020, by and between Mike Hollenberg ("Employee") and Lincolnway Energy ("Employer").

RECITALS:

A.	Employee was employed by the Employer for a period of time, pursuant to a written Employment Agreement dated March 1, 2019;

B.
Pursuant to paragraph 11(e) of the Employment Agreement, on March 1, 2019, the Employer gave Employee thirty (30) days’ written notice of Employee’s termination. During the thirty-day notice period, Employee will not be working but will continue to receive his base compensation, 401(k) plan contributions and insurance benefits through February 16, 2020; and

C.	The parties desire to settle fully and finally any differences that may exist between them.

THEREFORE, in consideration of the promises set forth below, it is agreed as follows:

1.         The Employer agrees that on the eighth day after receiving the fully executed original of this Separation Agreement and General Release, the Employer will:

(a)	release Employee from his obligations under paragraph 5(a)-(c), (g)-(h), (j) and paragraph 8 of the Employment Agreement; and

(b)	pay Employee a lump sum of six months of base compensation, the gross total of which is $100,000 and from which all payroll taxes will be deducted as if the Employee were still employed;

(c)
if qualified, for a period of six months or until Employee begins equivalent employment, whichever is shorter, the Employer shall provide health insurance under the Employer's plan, pursuant and subject to Employee's right to COBRA continuation coverage, if Employee timely elects such coverage;

(d)	pay all reasonable expenses for Employee’s travel, lodging, and entrance fee to the 2020 National Ethanol Conference held February 10 – 12, 2020 in Houston, Texas.

The parties agree the above payments and release constitute sufficient consideration for Employee’s release of all claims and is a full, final and complete resolution of any claims Employee may have or any obligations the Employer may have.

2.        Regardless of whether this Separation Agreement and General Release is executed, the following provisions of the Employment Agreement shall remain in full force and effect following Employee’s termination from the Employer:  paragraphs 5 (d)-(f) and (i), 6, 7, 9, and 10.

3.         Regardless of whether Employee executes this Separation Agreement and General Release, Employee will still be entitled to receive pay for all accrued but unused PTO, as of February 16, 2020, in the gross amount of $6,802.61, and will also receive the 2019 Fiscal Year Bonus as outlined in the Employment Agreement.

4.         This Separation Agreement and General Release is not an admission by the Employer, or any of its directors, officers, insurers, agents, employees or representatives that the Employer violated any federal, state or local law in terminating Employee's employment, or that Employee's termination was unwarranted, unjustified, in bad faith, against any public policy of the State of Iowa, discriminatory or otherwise unlawful.  The Employer specifically disclaims any liability to, or discrimination against, Employee or any other person, on the part of itself, its directors, officers, agents, employees or representatives.  The parties have entered into this Separation Agreement and General Release in good faith, for the sole purpose of resolving any disputes, thus avoiding the burden, expense, delay and uncertainties of any litigation.

5.        Employee agrees and recognizes his employment relationship with the Employer, its parents, affiliates and successors has been terminated.  If asked about Employee’s departure from Employer, the parties to this Separation Agreement and General Release shall state: “Lincolnway Energy entered a third-party management control agreement that assumed the role of CEO, leaving Mike Hollenberg free to explore other opportunities.”

6.        Employee will immediately make arrangements to return to the Employer any and all documents, files, passwords, access codes, or other materials, wherever stored and in whatever medium (paper or electronic) as well as any and all physical equipment, materials, supplies, security badges, keys, computers, lap tops, phones or other property of the Employer.

7.         Employee agrees to make himself reasonably available to consult with the Employer through January 15, 2021, regarding any litigation or other matters with which Employee was involved or about which he may have knowledge.  To the extent possible, Employee may provide those services by email, phone or other telecommunications methods.  If the Employer determines Employee’s services in this regard require in person participation or as may be mandated by law, such as through a valid subpoena, Employee shall make himself available at reasonable times and places and agrees not to hinder any legal process that may be contingent upon his in-person participation.  In considering whether such times are reasonable, both the Employee’s personal and professional schedule shall be considered.  Employer shall reimburse Employee at a rate of $200.00 per hour (pro rata for less than one hour increments) for all time spent consulting with the Employer pursuant to this paragraph 7 and the actual cost of any out-of-pocket costs and expenses reasonably incurred by Employee in providing any such services.

8.         In consideration of the promises set forth in Paragraph 1, Employee hereby irrevocably and unconditionally releases, remises, and forever discharges the Employer and each of the Employer's owners, members, insurers, stockholders, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting on behalf of, by, through, under or in concert with any of them from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys' fees and costs), of any nature whatsoever, in law or equity, which he ever had, now has, or he or his heirs, executors and administrators hereafter may have, from the beginning of time through the date of this Agreement, in any way arising from, or otherwise in any way related to, his employment relationship with the Employer or the termination thereof, including, but not limited to, any claims arising from any alleged violation by the Employer of any federal, state or local statutes, ordinances or common laws, including but not limited to, the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 681 et seq.; the Iowa Civil Rights Act of 1965, Iowa Code Chapter 216; and Iowa’s Wage Payment and Collection Act, Iowa Code Chapter 91A, excepting only Employee’s rights under the states’ worker’s compensation laws, Employee’s rights under this Agreement, and any claims that Employee may not waive as a matter of law.  Employee was not aware as of the date of this Agreement of any work related injuries or illnesses suffered by Employee.

9.        Employee expressly acknowledges this Separation Agreement and General Release is intended to include in its effect, without limitation, any and all claims concerning his employment with the Employer of which Employee knows or does not know, should have known, had reason to know or suspect existed in Employee's favor at the time of execution hereof.  Employee recognizes this Separation Agreement and General Release extinguishes any such claim or claims and that he has no legal recourse, now or in the future, against the Employer for any of the claims set forth herein.

10.       Employee further agrees, promises and covenants that neither he, nor any person, organization or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Employer, its parents, affiliates and successors and its and their officers, directors, employees, insurers, agents and representatives, involving any claims, demands, causes of action, obligations, damages, liabilities or other matters which Employee has released pursuant to paragraph 8 above.

11.       Employee covenants and agrees to keep the terms, amount and fact of this Separation Agreement and General Release completely confidential, except that Employee and the Employer may disclose information concerning this Separation Agreement and General Release to their attorneys, accountants or tax advisors or as otherwise required by law, rule or regulation.  Employee is also not bound by any requirement of confidentiality with respect to communications with his wife so long as Employee informs his wife of the obligation of confidentiality.  This paragraph 11 shall also not prohibit either party from providing truthful information pursuant to lawfully issued subpoena, other process, or providing truthful information to a government agency, such as the unemployment division.

12.        Employee represents and certifies that he has carefully read, and fully understands, all of the provisions and effects of this Separation Agreement and General Release and has had the opportunity to thoroughly discuss all aspects of this Separation Agreement and General Release with his attorney.  Employee further represents and certifies that he entered into this Separation Agreement and General Release voluntarily and that neither the Employer nor its directors, officers, agents, representatives or attorneys, made any representations concerning the terms or effects of this Separation Agreement and General Release other than those contained herein.

13.       With the exception of Employer’s payroll taxes or any other taxes for which liability normally runs to the Employer, should any tax liability, interest or penalties occur under federal or state law or regulations as a result of the payments made pursuant to this Separation Agreement and General Release, Employee agrees to be solely responsible for, and to timely pay, any and all such obligations.

14.       This Separation Agreement and General Release is made and entered into in the State of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of Iowa.  The language of all parts of this Separation Agreement and General Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15.       Should a court declare or determine any provision of this Separation Agreement and General Release to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.  It is the parties' intent that the part, term or provision declared or determined to be illegal or invalid shall be deemed not to be a part of this Separation Agreement and General Release.

16.       This Separation Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

17.       Employee acknowledges he was given twenty-one (21) days to review and consider this Separation Agreement and General Release.  This Separation Agreement and General Release waives no rights or claims that may arise after its execution. Employee shall have seven (7) days following the execution of this Separation Agreement and General Release to revoke it.  If Employee wishes to revoke this Separation Agreement and General Release, he must do so in writing within the seven-day period.  This Separation Agreement and General Release shall not become effective or enforceable until the seven-day revocation period has expired.

PLEASE READ CAREFULLY. BY SIGNING THIS DOCUMENT YOU ARE RELEASING ALL KNOWN CLAIMS.  YOU HAVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND GENERAL RELEASE.  IF YOU SIGN THIS SEPARATION AGREEMENT AND GENERAL RELEASE YOU WILL HAVE UP TO SEVEN (7) DAYS FOLLOWING THE DATE YOU SIGN IT TO REVOKE YOUR SIGNATURE.  THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY PERIOD HAS EXPIRED.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Employee and the Employer have executed the foregoing Separation Agreement and General Release.

Executed as of the day and year first set forth above.

MIKE HOLLENBERG	LINCOLNWAY ENERGY
/s/ Michael A. Hollenberg	/s/ Jeff Taylor

	By:	Jeff Taylor

	Its:	Chairman of the Board